Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into on June 13, 2022, by and between Julie C. Albrecht (“Employee”) and Sonoco Products Company, a South Carolina corporation (the “Company”).

1. Separation of Employment.
(a) Separation; Termination of Offer Letter. Employee’s last day of employment with the Company shall be June 30, 2022 (the “Separation Date”). Effective as of the Separation Date, (i) Employee’s employment with the Company and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing, and (ii) the offer letter, dated as of January 24, 2017, by and between the Company and Employee shall terminate, and neither the Company nor Employee shall have any further obligations thereunder. The Company and Employee further acknowledge and agree that the termination of Employee’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A (as defined below).

(b) Return of Company Property. Employee represents and warrants that she shall, prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any Trade Secrets (as defined in the Employee Agreement (as defined below)), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing.

2. Accrued Obligations.
(a) Upon or within thirty (30) days following the Separation Date, the Company will pay to Employee (i) all accrued salary and all accrued, unused paid time off through the Separation Date, (and (ii) any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date.

(b) With respect to the Omnibus Benefit Restoration Plan of the Company (Amended and Restated as of January 1, 2022) (the “Benefit Restoration Plan”), the portion of Employee’s DC Restoration Account (as defined in the Benefit Restoration Plan) and DC SERP Account (as defined in the Benefit Restoration Plan) that are in each case vested, after taking into account Section 3(d) below (provided that, for the avoidance of doubt, the portion subject to accelerated vesting pursuant to Section 3(d) below shall not be considered an Accrued Obligation (as defined below)), shall be distributed to Employee in accordance with and pursuant to the applicable terms and conditions of the Benefit Restoration Plan and after taking into account adjustments to reflect dividend equivalents and deductions for income tax withholding.

(c) With respect to the Company restricted stock unit awards granted to Employee on each of March 20, 2017 (the “Appointment RSUs”) and March 1, 2019 (the “2019 Deferred RSUs” and, together with the Appointment RSUs, the “Deferred RSUs”)), the portion of such Deferred RSUs that are vested and outstanding as of the Separation Date, after taking into account adjustments to reflect dividend equivalents and deductions for income tax withholding as contemplated by Sections 3 and 4 of each Deferred RSU grant memo, shall be settled in accordance with and pursuant to Employee’s previously submitted settlement election forms for such Deferred RSUs. The Company and Employee acknowledge and agree that (i) the Appointment RSUs shall be fully vested as of the Separation Date and (ii) one-third of the 2019 Deferred RSUs shall be vested as of the Separation Date and the remaining two-thirds of the 2019 Deferred RSUs that are unvested as of the Separation Date shall be automatically cancelled and forfeited as of the Separation Date.

(d) The amounts payable to Employee pursuant to this Section 2 shall be collectively referred to as the “Accrued Obligations.”

3. Separation Benefits. Subject to Section 4 below, in consideration of, and subject to and conditioned upon (i) Employee’s timely execution of this Agreement, (ii) Employee’s continued employment through the Separation Date; provided, however, that Employee’s termination by the Company other than for Cause (as defined in the Company’s Change-in-Control Plan) prior to the Separation Date shall not alter or reduce the separation benefits to be paid to Employee hereunder, (iii) Employee’s continued compliance with the terms and conditions of Sections 6-8 of this Agreement and the Restrictive Covenants (as defined below) and (iv) Employee’s timely execution and non-revocation of the general release attached hereto as Exhibit A (the “General Release”), the Company will pay Employee the following separation benefits that Employee would not be entitled to receive if Employee did not enter into this Agreement:

(a) Continued payment of Employee’s annual base salary as in effect as of the Separation Date during the period commencing on the Separation Date and ending on the first (1st) anniversary of the Separation Date (i.e., June 30, 2023) (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s normal payroll practices during the Severance Period; provided, however, that no payments shall be made prior to the first regularly-scheduled Company payroll date occurring on or after the thirtieth (30th) day following the date on which the General Release becomes effective and irrevocable (the “First Payroll Date”) (with amounts otherwise payable under the Company’s normal payroll practices prior to the First Payroll Date paid on the First Payroll Date without interest thereon);

(b) An amount equal to 100% of Employee’s target annual bonus under the Company’s Annual Cash Incentive Plan for the Company’s 2022 fiscal year. Such payment shall be made in a single cash lump sum as and when annual bonuses are paid generally to employees of the Company for such fiscal year, but no later than March 15, 2023; and

(c) During the period commencing on the Separation Date and ending on the earlier of the first (1st) anniversary of the Separation Date or the date on which Employee becomes eligible for coverage under a subsequent employer’s group health plan (in either case, the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall reimburse Employee and Employee’s dependents for, coverage under its group health plan at the same or reasonably equivalent levels in effect on the Separation Date and at the same cost to Employee that would have applied had Employee’s employment not terminated based on Employee’s elections in effect on the Separation Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the remaining portion of the COBRA Period.

(d) Notwithstanding anything to the contrary in the Benefit Restoration Plan, 100% of Employee’s DC SERP Account shall vest as of the date the General Release becomes effective and irrevocable; provided that such amount shall be distributed to Employee in accordance with and pursuant to the applicable terms and conditions of the Benefit Restoration Plan.

(e) With respect to Employee’s outstanding Company equity awards (other than the Deferred RSUs):

i. The portion of each of Employee’s restricted stock unit awards that are eligible to vest based solely upon service-vesting conditions (the “RSUs”), that were granted on February 12, 2020 (the “2020 RSUs”), February 10, 2021 (the “2021 RSUs”) and February 9, 2022 (the “2022 RSUs”), and in each case, that would have otherwise been eligible to vest on the next regularly scheduled vesting date following the Separation Date had Employee remained employed through each such date, shall vest as of each such regularly scheduled vesting date, and shall be settled no later than 30 days following each such date (but in no event later than March 15, 2023); provided that the remaining unvested portion of such RSUs shall be automatically cancelled and forfeited as of the Separation Date. For the avoidance of doubt, the foregoing shall result in the vesting of 2,723 2020 RSUs on February 12, 2023, 3,486 2021 RSUs on February 10, 2023 and 3,812 2022 RSUs on February 9, 2023; and

ii. With respect to each of Employee’s restricted stock unit awards that are eligible to vest based upon both service-vesting conditions and performance-vesting conditions (the “PCSUs”), (A) for Employee’s 16,750 PCSUs that were granted on February 12, 2020 (the “2020 PCSUs”), all such 2020 PCSUs shall remain outstanding following the Separation Date through the end of the applicable performance period ending on December 31, 2022, shall be eligible to performance-vest based on actual achievement of the applicable performance goals as measured by the Company following the end of the performance period, and, to the extent performance-vested at the end of the performance period, shall be settled no later than March 15, 2023, and (B) for Employee’s 16,354 PCSUs that were granted on February 10, 2021 (the “2021 PCSUs”) and Employee’s 17,906 PCSUs that were granted on February 9, 2022 (the “2022 PCSUs”), all such 2021 PCSUs and 2022 PCSUs shall be automatically cancelled and forfeited as of the Separation Date. For the avoidance of doubt, any portion of the 2020 PCSUs that do not performance-vest at the end of the applicable performance period shall be automatically cancelled and forfeited at such time.

(f) Continued payment of premiums for Employee’s existing executive life insurance benefit during the period commencing on the Separation Date and ending on six-month anniversary of the Separation Date.

4. Withholdings and Other Deductions. All compensation payable to Employee hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5. Warranty. Employee acknowledges that all payments and benefits under Section 3 constitute additional compensation to which Employee would not be entitled except for Employee’s decision to sign this Agreement and the General Release and to abide by the terms of this Agreement.

Employee acknowledges that, upon receipt of the Accrued Obligations, Employee has received all monies and other benefits due to Employee as a result of her employment with and separation from the Company. Employee further represents that to the best of Employee’s knowledge she has not sustained a work-related injury or illness which she has not previously reported to the Company.

6. Reaffirmation of Restrictive Covenants. The parties acknowledge and agree that Employee previously made certain covenants, as set forth in (a) that certain Employee Agreement, dated February 4, 2017, by and between the Company and Employee (the “Employee Agreement”) and (b) that certain Employee Non-Competition Agreement, dated January 31, 2017, by and between the Company and Employee (the “Non-Competition Agreement”) (the covenants set forth in the Employee Agreement and the Non-Competition Agreement, collectively, the “Restrictive Covenants”). Employee hereby acknowledges and agrees that (i) the Restrictive Covenants shall remain in full force and effect in accordance with their terms and that Employee shall be bound by their terms and conditions, (ii) in accordance with Section 1(c) of the Non-Competition Agreement, the Company insists on Employee’s full compliance with the non-compete provisions in Section 1(a) of the Non-Competition Agreement for the length of the Severance Period and Employee acknowledges that this Section 6 constitutes notice thereof, (iii) the separation payments set forth in Section 3(a) shall satisfy Section 1(c) of the Non-Competition Agreement for the length of the Severance Period and (iv) in the event that the Company determines that Employee has not complied with any of the Restrictive Covenants, the Company shall have no further obligations to pay any then-outstanding amounts otherwise required to be paid or provided under Section 3. Notwithstanding the foregoing, the Company and Employee acknowledge that the Company reserves the right, to the extent applicable, pursuant to and in accordance with Section 1(c) of the Non-Competition Agreement, to elect to enforce the non-compete provisions in Section 1(a) of the Non-Competition Agreement for the period beginning immediately following the Severance Period up to and including the last date of the Restricted Period (as defined in the Non-Competition Agreement).
7. Non-disparagement. Subject to Section 8, as of and following the date of this Agreement, Employee agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its affiliates, or that are otherwise disparaging of any of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. As of and following the date of this Agreement, the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Employee or that are otherwise disparaging of Employee; provided that this Section 7 shall not be violated by the Company, its directors or its executive officers providing truthful testimony in response to a valid subpoena, court order, regulatory, request or other judicial, administrative or legal process or otherwise as required by law or conferring in confidence with the Company’s counsel, accountants or other professional advisors.
8. Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, "Government Agencies"), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9. Ongoing Cooperation. Subject to Section 8, Employee agrees that Employee will assist and cooperate with the Company and its affiliates (a) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein; (b) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee; and (c) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Employee may have at the time of the request. To the extent that any services or cooperation requested by the Company pursuant to this Section 9 is not a request to provide sworn testimony pursuant to subpoena or court order, the Company agrees to reimburse Employee for her reasonable costs for travel, missed work, and attorneys’ fees to comply with the request, subject to submission to the Company of reasonable supporting documentation of such costs.
10. Arbitration.
(a) Employee and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Employee’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Employee’s request, as the exclusive remedy for resolving any and all such disputes.

(b) The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Hartsville, South Carolina. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.

(c) The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Circuit Court of the State of South Carolina (the “Circuit Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.

(d) To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Employee initiates a claim subject to arbitration, Employee shall pay any filing fee up to the amount that Employee would be required to pay if Employee initiated such claim in the Circuit Court. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.

(e) WAIVER OF TRIAL BY JURY OR COURT. EMPLOYEE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) WAIVER OF OTHER RIGHTS. EMPLOYEE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Agreement.

11. Section 409A of the Code.
(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued following the date hereof (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 11 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b) Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Employee during the six (6)-month period following Employee’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.

(c) To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” to which Treas. Reg. Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

13. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

14. Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

15. Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

16. Assignment. This Agreement is personal to Employee and shall not be assignable by Employee; provided, however, that the payments due to Employee pursuant to Sections 2 and 3 of this Agreement shall inure to the benefit of Employee’s heirs in the event of Employee’s death prior to payment. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall insure to the benefit of, and be binding on, the Company and its successors and assigns.

17. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Entire Agreement/Integration. This Agreement, together with the Employee Agreement, the Non-Competition Agreement and the General Release, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.

19. Consultation with Counsel. Employee acknowledges (a) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, (b) that she has been represented by, or had the opportunity to be represented by independent counsel of her own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (c) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment. Without limiting the generality of the foregoing, Employee acknowledges that she has had the opportunity to consult with her own independent tax advisors with respect to the tax consequences to him or her of this Agreement and the payments hereunder, and that she is relying solely on the advice of her independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

20. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Employee:

To the last mailing address and e-mail address that the Company has in its personnel records for Employee, provided that Company will update its personnel records within five (5) days of receiving notice from Employee of a change in Employee’s address subsequent to the Separation Date.

If to the Company:

Sonoco Products Company
1 N. Second St., Hartsville, South Carolina
Attention: John Florence

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

SONOCO PRODUCTS COMPANY

By: /s/John Florence________________________
Name: John Florence
Title: General Counsel

EMPLOYEE

By: /s/Julie C. Albrecht________________________
Name: Julie C. Albrecht

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by Julie C. Albrecht (“Employee”) in favor of Sonoco Products Company, a South Carolina corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1. Release by Employee. In exchange for the benefits set forth in the Separation Agreement entered into by and between the Company and Employee, dated as of June 13, 2022, (the “Agreement”) to which this Release is an exhibit, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; violations of the South Carolina Human Affairs Law and Sections 37-5-106 (termination of an employee because a creditor garnished the employee’s wages), 41-1-20 (unlawful discrimination against union members), 41-1-30 (unlawful termination of an employee replaced by an unauthorized alien), 41-1-70 (wrongful demotion or termination of an employee for complying with a subpoena or serving on a jury), 41-1-80 (retaliation against employees for instituting or participating in workers' compensation claims), 41-1-85 (adverse personnel action against employees for using tobacco products outside the workplace), and 53-1-110 (discrimination against employees who conscientiously oppose working on Sundays) of the South Carolina Code; and any federal, state or local laws of similar effect.
2. Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the accrued obligations under Section 2 of the Agreement; the Company’s obligations to provide the separation benefits under Section 3 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in her capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.

3. Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a) Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b) Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c) Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d) The Company advises Employee to consult with an attorney prior to executing this Release.

(e) Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f) Employee has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits set forth in Section 3 of the Agreement.
If Employee wishes to revoke this Release, Employee shall deliver written notice stating her intent to revoke this Release to Lynn Harrelson, VP Global Total Rewards, 1 North Second Street, Hartsville, SC 29550, on or before 5:00 p.m. Eastern Time on the seventh (7th) day after the date on which Employee signs this Release.

4. Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

5. No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (a) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (b) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

6. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

7. Miscellaneous.
(a) No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(d) Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(e) Entire Agreement/Integration. This Release, together with the Agreement, the Employee Agreement and the Non-Competition Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

Sign only on or within twenty-one (21) days after June 30, 2022.

EMPLOYEE

Date: June 30,2022__________ /s/Julie C. Albrecht
     Julie C. Albrecht